EXHIBIT 2(k)(1)

THE MEXICO FUND, INC.

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT, dated as of the 18th day of June, 2002, between THE MEXICO FUND, INC. (hereinafter referred to as the “Fund”), and IMPULSORA DEL FONDO MEXICO, S.A. DE C.V. (hereinafter referred to as “Impulsora”).

W I T N E S S E T H:

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain Impulsora for certain administrative services, and Impulsora is willing to furnish such administrative services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The Fund hereby appoints Impulsora to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. Impulsora hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

2. Subject to the supervision of the Board of Directors of the Fund, Impulsora shall be responsible for having its own office facilities and personnel adequate to perform the following services for the Fund:

(a) determine and publish the net asset value of the Fund in accordance with the Fund’s policy as adopted from time to time by the Board of Directors;

(b) assist in the preparation of the Fund’s financial statements and related regulatory filings;

(c) provide to the office designated by the Fund all information necessary so that the Fund may maintain, in its offices in the United States, certain books and records of the Fund required under the 1940 Act and other applicable federal and state law, as shall be mutually agreed by the Fund and Impulsora, and review, verify and validate the information processed by the office designated by the Fund;

(d) design, maintain and update on a daily basis as necessary the Fund’s web site;

(e) provide investor relations services including: (i) telephone reception; (ii) responses to e-mails, mail, facsimile or other means of communication from the investment community; (iii) visits to investors and analysts and coordination of conference calls; and (iv) related services as requested from time to time by the Fund and agreed upon by Impulsora;

(f) assist the Fund in compliance with United States and Mexican tax laws and regulations, including: (i) meeting and corresponding with tax authorities in Mexico; and (ii) assisting the Fund’s U.S. auditors in providing the information required for the preparation and filing of any tax forms as required by the laws of the United States;

(g) assist in the maintenance of all Fund records in accordance with the requirements of the 1940 Act and other applicable federal and state law and, on a regular basis, participate in the compliance reviews undertaken directly by the Fund in conjunction with U.S. counsel;

(h) assist in the administration of the Fund’s securities lending activities, if any, maintain credit files and keep the books and records relating to this activity; and

(i) serve as the primary contact for regulatory authorities in the United States and Mexico in the event of an inspection carried out in the United States or Mexico.

3. Impulsora shall also perform the following services in connection with the implementation and operation of the policy adopted by the Fund to conduct periodic in-kind repurchase offers of Fund shares:

(a)	Planning Services

(i) assist in the preparation, revision and delivery of all information necessary to U.S. counsel in order to file the repurchase offer documents with the appropriate United States regulatory agencies;

(ii) visit U.S. brokers, the Depositary Trust Co. (“DTC”) and American Stock Transfer and Trust Co (“AST&T”) as necessary prior to any repurchase offer in order to coordinate operational issues;

(iii) participate in the review, analysis and selection of the service providers needed to conduct repurchase offers, including, but not limited to, the Information and Depositary Agents, and coordinating with the Fund’s Custodian (“Bancomer”), U.S. and Mexican legal counsel, and with the Fund’s independent accountants regarding the conduct of the repurchase offers;

(iv) meet with Mexican brokerage houses and custodians that will be the recipients of the Fund’s portfolio securities to explain the details of the repurchase offers, including calculation, transfer and legal issues of the in-kind payments so as to ensure efficient processing and transfer of repurchase offer proceeds to participating shareholder accounts;

(v) create and maintain a computer program that provides in electronic form the information to be exchanged among Impulsora, the Fund and other service providers with regard to the repurchase offers; and

(vi) assist U.S. or international brokers and Fund investors who desire to participate in the repurchase offer.

(b) Execution Services

(i) receive repurchase requests from the Depositary;

(ii) verify that the Mexican accounts indicated by shareholders exist and are authorized to receive the Fund’s portfolio securities;

(iii) define the number of underlying securities that will be delivered to every requesting shareholder, making the necessary adjustments to avoid transfers of odd lots and/or fractional shares;

(iv) deliver to each Mexican broker or custodian the signed instructions given by Fund shareholders approving the reception in their Mexican securities accounts of the corresponding Fund portfolio securities;

(v) instruct Bancomer to deliver the Fund’s portfolio securities to every custodian or broker selected by shareholders; and

(vi) make the necessary adjustments to the Fund’s books and records, following the representations made by the Fund to the United States Internal Revenue Service, and comply with all recording and presentation requirements.

All services to be furnished by Impulsora under this Agreement may be rendered by any directors, officers or employees, or any other agents, of Impulsora.

4. The Fund will pay Impulsora a fee, plus applicable taxes. For the services provided by Impulsora pursuant to Section 2 of this Agreement, the fee shall be computed at the end of each calendar month on the basis of the average daily value of the net assets of the Fund (as translated into U.S. Dollars) for such month, at the annual rate of 0.07% of average daily net assets. The fee will not be lower than the annual amount of $350,000. The fee shall be based on the average daily value of the net assets of the Fund for any period less than a full month during which this Agreement is in effect and shall be prorated according to the proportion which such period bears to a full month. Each fee payment and payment for applicable taxes shall be made within fifteen days after the end of each month.

5. The Fund will pay Impulsora an additional fee of $75,000, plus applicable taxes and reimbursement of all reasonable expenses incurred, per in-kind repurchase offer conducted as part of the Fund’s in-kind share repurchase policy for the services specified in Section 3 of this Agreement.

6. Impulsora assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund’s assets.

7. Impulsora shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

8. Impulsora undertakes that it will not disclose any nonpublic personal information relating to the Fund’s shareholders to any third party (other than companies that perform fund accounting and/or marketing services for the Fund or financial institutions with whom the Fund has joint marketing arrangements) without the Fund’s prior written consent unless so required by law.

9. This Agreement shall become effective only when approved by vote of a majority of (i) the Board of Directors of the Fund, and (ii) the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in this Agreement. This Agreement shall continue in effect through June 30, 2003 and thereafter shall continue automatically for successive annual periods, provided each such continuance is specifically approved by a vote of a majority of (i) the Fund’s Board of Directors and (ii) the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the Agreement. The Board of Directors will review on an annual basis the fee paid to Impulsora pursuant to Section 3 of this Agreement to determine whether an adjustment is needed based on the nature of the Fund’s in-kind repurchase offers.

10. This Agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940

Act) or by a vote of a majority of the Directors of the Fund who are not “interested persons” (as defined in the 1940 Act) and who have no direct or indirect financial interest in this Agreement on 60 days’ written notice to Impulsora, or by Impulsora on 60 days’ written notice to the Fund.

11. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

12. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Impulsora who may also be a director, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of Impulsora to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

13. The administrative services of Impulsora to the Fund under this Agreement are not to be deemed exclusive as to the Fund, and Impulsora, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) and to engage in other activities, so long as its services hereunder are not impaired thereby.

14. During the term of this Agreement, the Fund agrees to furnish Impulsora at its principal office prior to the use thereof, all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public that refer in any way to Impulsora, and not to use such material if Impulsora reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to Impulsora copies of any of the above-mentioned materials that refer in any way to Impulsora. The Fund shall furnish or otherwise make available to Impulsora such other information relating to the business affairs of the Fund as Impulsora at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

15. If any provisions of this Agreement or the application thereof to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to the conflicts of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE MEXICO FUND, INC.

By:	/s/ Juan Gallardo T.
Juan Gallardo T.
Chairman of the Board

IMPULSORA DEL FONDO MEXICO, S.A. DE C.V.

By:	/s/ Jose Luis Gomez Pimienta
José Luis Gómez Pimienta
Director General